As filed with the Securities and Exchange Commission on November 20, 2024

Registration No. 333-260315
Registration No. 333-278128

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION NO. 333-260315

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION NO. 333-278128

UNDER THE SECURITIES ACT OF 1933

Exscientia plc

(Exact Name of Registrant as Specified in Its Charter)

England and Wales	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

The Schrödinger Building Oxford Science Park Oxford OX4 4GE United Kingdom (Address of Principal Executive Offices) (Zip Code)

Exscientia Company Share Option Plan
The Exscientia Unapproved Share Option Plan with RSU Sub-Plan
The Ex Scientia Enterprise Management Incentive Plan
Exscientia plc Equity Incentive Plan with Non-Employee Sub-Plan and CSOP Sub-Plan

(Full title of the plans)

Exscientia Inc.

Office 316

2125 Biscayne Blvd.

Miami, Florida 33137

United States

Tel: +1 954 406 8602

(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copy to:

Dan Ireland

Executive Vice President, Legal

Oxford Science Park

Oxford OX4 4GE

United Kingdom

Tel: +44 (0) 1865 818941

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) by Exscientia plc, a public limited company incorporated in England and Wales (the “Registrant”), relate to the following Registration Statements on Form S-8 (each, a “Registration Statement,” and collectively, the “Registration Statements”):

•	Registration Statement No. 333-260315, filed with the Securities and Exchange Commission (the “SEC”) by the Registrant on October 18, 2021, pertaining to the registration of (i) 5,172,000 ordinary shares of the Registrant, nominal value £0.0005 per share (“Ordinary Shares”), reserved for issuance under the Exscientia Company Share Option Plan; (ii) 1,580,400 Ordinary Shares, reserved for issuance under The Exscientia Unapproved Share Option Plan with RSU Sub-Plan; (iii) 2,895,000 Ordinary Shares, reserved for issuance under The Ex Scientia Enterprise Management Incentive Plan; (iv) 10,479,300 Ordinary Shares, reserved for issuance under the Exscientia plc Equity Incentive Plan with Non-Employee Sub-Plan and CSOP Sub-Plan (the “2021 EIP”); and
•	Registration Statement No. 333-278128, filed with the SEC by the Registrant on March 21, 2024, pertaining to the registration of 18,477,622 Ordinary Shares, reserved for issuance under the 2021 EIP.

On November 20, 2024, pursuant to the terms of a Transaction Agreement, dated as of August 8, 2024 (as it may be amended, modified or supplemented from time to time, the “Transaction Agreement”), by and between Recursion Pharmaceuticals, Inc., a Delaware corporation (“Recursion”) and the Registrant, Recursion will acquire the entire issued and to be issued share capital of the Registrant pursuant to a scheme of arrangement under Part 26 of the United Kingdom Companies Act 2006 (such transaction, the “Transaction”).

As a result of the Transaction and other transactions contemplated by the Transaction Agreement, the Registrant has terminated any and all offerings and sales of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unsold at the termination of the offerings, by filing these Post-Effective Amendments, the Registrant hereby removes from registration all securities registered but unsold under such Registration Statements, if any, as of the date hereof, and the Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities and the Registrant hereby terminates the effectiveness of each Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oxford, United Kingdom on the 20th day of November, 2024.

EXSCIENTIA PLC

By:	/s/ David Hallett, Ph.D.
David Hallett, Ph.D.
Interim Chief Executive Officer, Chief Scientific Officer and Director

Pursuant to the Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments.